Exhibit (a)(1)

                            CERTIFICATE OF FORMATION

                                       OF

              GROSVENOR REGISTERED MULTI-STRATEGY FUND (TI 2), LLC

          FIRST: The name of the limited liability company is Grosvenor Registered Multi-Strategy Fund (TI 2), LLC.

          SECOND: The address of its registered office in the State of Delaware is 615 South DuPont Highway, County of Kent, City of Dover, State of Delaware, 19901. The name of its registered agent at such address is National Corporate Research, Ltd.

          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 26th day of October 2009.

          GROSVENOR REGISTERED MULTI-STRATEGY FUND (TI 2), LLC


                                        By: /s/ Karen Spiegel
                                            ------------------------------------
                                            Name: Karen Spiegel
                                            Title: Authorized Person